Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan and the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan of Grove Collaborative Holdings, Inc. of our report dated March 20, 2024, with respect to the consolidated financial statements of Grove Collaborative Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
March 20, 2024